Exhibit 4.6

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of September 28th, 2025, (the “Effective Date” ), by and among (i) Pheton Holdings Ltd., a Cayman Islands corporation, (ii) iTonic Corporation, a Delaware corporation, and (iii) the parties identified as Selling Shareholders on the signature page hereto.

WHEREAS, the parties hereto have previously entered into that certain Stock Purchase Agreement dated August 27, 2025 (the “SPA”);

WHEREAS, the SPA provides that no amendment to the SPA will be effective unless approved in writing by all parties to the SPA; and

WHEREAS, the parties hereto are all of the parties to the SPA and desire to amend the SPA to modify certain provisions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.	Defined Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the SPA.

2.	Amendments.

a.	The definition of“Closing Date” set forth in Section 1.1 of the SPA is hereby deleted in its entirety.

b.	Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Warrants at Closing; Transfer of Sold Shares. At the Closing, (i) the Buyer shall issue to the Selling Shareholders warrants to purchase up to 3,000,000 Class A ordinary shares ofthe Buyer (the “Warrants” ), subject to the terms and conditions of the warrant agreement attached hereto as Exhibit D, respectively; and (ii) the Selling Shareholders shall sell, assign, transfer, and deliver to the Buyer their respective Sold Shares in the Target, free and clear of any Liens, as listed in Exhibit A, against receipt of the Warrants.”

c.	A new Section 2.2 is hereby inserted immediately following Section 2.1 and shall read in its entirety as follows:

“Milestone-Based Issuance of Buyer Shares. Following the Closing, up to an aggregate of 4,000,000 newly issued Class A ordinary shares of the Buyer (the “Buyer Shares”) shall be issued from time to time to the Selling Shareholders as, when and to the extent that Milestones I through XII set forth in the Progress Schedule (Exhibit B) are achieved. Upon the Buyer ’s receipt of any Quarterly Certificate or Annual Certificate that (i) is delivered in accordance with the requirements of this Agreement and Exhibit B, (ii) demonstrates satisfaction of one or more applicable Milestones, and (iii) is not reasonably rejected by the Buyer based on non-compliance with such requirements or insufficient supporting data, the Buyer shall issue to the Selling Shareholders, within ten (10) Business Days, the number of Buyer Shares then earned in respect of the period covered by such certificate (including any same-year catch-up tranches identified in an Annual Certificate), all as determined in accordance with Exhibit B. Notwithstanding the foregoing, the Buyer may, upon mutual written agreement with the Selling Shareholders, issue a portion of the Buyer Shares prior to the achievement of the applicable Milestone(s) (such shares, the “Early Shares” ); provided, however, that (a) such early issuance shall not be deemed a waiver of any Milestone or condition set forth in Exhibit B; (b) all Early Shares shall remain subject to the lock-up agreement in Exhibit C; and (c) if the applicable Milestone(s) are ultimately not achieved, the Buyer shall have the right to repurchase such unearned Early Shares at nominal value.”

d.	The section of the SPA previously numbered Section 2.2 (titled “Closing” ) is hereby renumbered as Section 2.3 and, as so renumbered, remains in full force and effect without modification. All references in the SPA to Section 2.2 referring to the “Closing” shall be deemed to refer to Section 2.3, as renumbered herein.

e.	Section 3.1.2.4 of the SPA is hereby amended and restated in its entirety as follows:

“3.1.2.4. Lock-Up and Warrant Agreements. To the extent applicable, the warrant agreements and any lock- up agreements (if executed prior to or at Closing), duly executed by the relevant Selling Shareholders, in the forms attached hereto as Exhibit D and Exhibit C, respectively.”

f.	Section 3.1.2.5 of the SPA is hereby deleted in its entirety. Section 3.1.2.6 is hereby renumbered as Section 3.1.2.5, and all references to Section 3.1.2.6 in the SPA (if any) shall be deemed to refer to Section 3.1.2.5.

g.	Section 3.3.5 of the SPA is hereby amended and restated in its entirety as follows:

“Buyer Deliveries; Consideration. The Buyer shall have delivered (a) Warrants to the Selling Shareholders (or escrow agent, as applicable), and (b) all other Buyer closing deliverables required, and duly executed. If any Buyer equity or warrants are to be issued at Closing to the Target or into escrow pursuant to this Agreement, evidence reasonably satisfactory to the Selling Shareholders of such issuance or deposit shall have been provided. The Buyer Shares are not required to be issued at the Closing. Instead, such shares shall be issued to the Selling Shareholders from time to time following the Closing, subject to and in accordance with the achievement of the applicable Milestones set forth in Exhibit B and the terms of this Agreement. The Buyer shall provide evidence of such issuance reasonably satisfactory to the Selling Shareholders at the time of each such issuance.”

h.	The SPA is hereby amended by inserting, immediately following Section 4.5, a new Section 4.6 which shall read in its entirety as follows:

“Post-Closing Corporate Governance Measures. Following the Closing:

(a) U.S. Data Localization. All sensitive personal data of U.S. persons, including any Protected Health Information (“PHI”), collected, maintained, or processed by the Target is expected to be stored and retained exclusively within the United States.

(b) Access Control. Access to PHI and other sensitive personal data is expected to be subject to robust access control policies, under which such access will be restricted to U.S. persons physically located in the United States and authorized based on role-based criteria. The Buyer shall not interfere with the implementation or maintenance of such controls.

(c) Appointment of U. S. -Based Data Officers. The Target may appoint a senior U. S. -based employee to serve as its Chief Privacy Officer or Chief Information Security Officer to oversee compliance with applicable privacy and security obligations. The Buyer shall not interfere with such appointment(s).

(d) Limited Strategic Oversight. Subject to Section 4.3, any oversight or board appointment rights held by the Buyer or its Affiliates shall not include access to PHI or operational participation involving sensitive personal data. “

i.	The SPA is hereby amended by inserting, immediately following Section 6.11, a new Section 6.12 which shall read in its entirety as follows:

“Not a TID U.S. Business; No Export Control Triggers. To the best knowledge of the Target, (a) neither it nor any of its subsidiaries, if any, is, or has been in the past three (3) years, engaged in any activities that would cause it to constitute a TID U.S. Business; (b) it does not currently expect to commence any business activities, develop any technologies, or otherwise change the scope of its operations in a manner that would result in it becoming a TID U.S. Business within the next three (3) years following the date of this Agreement; and (c) none of its products, services, or technology (i) constitutes a “critical technology” for which a U.S. regulatory authorization would be required to export, re-export, transfer (in-country), or retransfer to any foreign person that would be a party to this transaction (including the Buyer or its affiliates), or ( ii) is subject to control under the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR), or any other U. S. export control regime that would give rise to a mandatory CFIUS filing obligation.”

j.	The section of the SPA previously numbered Section 6.12 is hereby renumbered as Section 6.13 and, as so renumbered, remains in full force and effect without modification. All references in the SPA (including the schedules and exhibits) to Section 6. 12 (other than the newly added Section 6. 12) are hereby deemed to be references to Section 6.13.

k.	The SPA is hereby amended by inserting, immediately following Section 7.9, a new Section 7.10 which shall read in its entirety as follows:

“Not a TID U.S. Business; No Covered Investment or Control Transaction. To the best knowledge of each of the Selling Shareholders, (a) neither the Target nor any of its subsidiaries, if any, is, or has been in the past three (3) years, engaged in any activities that would cause it to constitute a TID U.S. Business; (b) the Target does not expect to commence any business activities, develop any technologies, or otherwise change the scope of its operations in a manner that would result in it becoming a TID U.S. Business within the next three (3) years following the date of this Agreement; and (c) the transactions contemplated by this Agreement do not constitute, and will not constitute upon Closing, a “covered investment” or a “covered control transaction” involving a TID U.S. Business that would require the parties to submit a mandatory declaration to CFIUS.”

l.	The section of the SPA previously numbered Sections 7.10 and 7.11 are hereby renumbered as Sections 7.11 and 7.12 and, as so renumbered, remains in full force and effect without modification. All references in the SPA ( including the schedules and exhibits) to Sections 7.10 and 7.11 ( other than the newly added Section 7. 10) are hereby deemed to be references to Sections 7.11 and 7. 12.

m.	Exhibit B to the SPA is hereby amended and restated in its entirety as set forth in the Exhibit B attached hereto, which shall replace and supersede in its entirety the original Exhibit B.

n.	Section 1 of Exhibit C of the SPA is hereby amended and restated in its entirety as follows, and the Lock-Up Agreements to be entered into in connection with the Closing shall be modified and drafted to reflect such amendment prior to the execution thereof:

“In order to induce the parties to consummate the transactions contemplated by the Transaction Agreement, the Selling Shareholder hereby agrees that, with respect to _______________ Buyer Shares to be issued to the Selling Shareholder pursuant to the Transaction Agreement (the “Lock-up Shares”), during the period from the date of issuance of such Lock-up Shares until December 31, 2028 (subject to early release as set forth in Paragraph 2, the “Lock-Up Period”), the undersigned will not, directly or indirectly: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Exchange Act”), with respect to Lock-up Shares issued to the undersigned pursuant to the Transaction Agreement, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).”

o.	Section 3 of Exhibit C of the SPA is hereby amended and restated in its entirety as follows, and the Lock-Up Agreements to be entered into in connection with the Closing shall be modified and drafted to reflect such amendment prior to the execution thereof:

“Subject to the requirements of the Progress Schedule, if, as of each of the first, second, and third anniversaries of the Closing Date, any portion of the Lock-Up Shares within the respective one-third (1/3) annual tranche of the total Lock-Up Shares has not been released in accordance with the Progress Schedule and Company approval as described in paragraph 2, then such unreleased portion shall be permanently forfeited by the undersigned. The undersigned agrees to take all necessary steps and execute all documents reasonably requested by the Company to effectuate or evidence any such forfeiture promptly, including, without limitation, executing share cancellation instructions, delivering stock certificates (if any) for cancellation, or providing written confirmation to the Company and its transfer agent authorizing the removal and cancellation of the unreleased Lock-Up Shares from the undersigned’s ownership records.”

p.	Section 4 of Exhibit C of the SPA is hereby amended and restated in its entirety as follows, and the Lock-Up Agreements to be entered into in connection with the Closing shall be modified and drafted to reflect such amendment prior to the execution thereof:

“For the avoidance of doubt, none of the restrictions set forth in this Lock-up Agreement shall apply to any of the Company’s class A ordinary shares purchased by the undersigned in the open market or in any public or private capital raising transaction of the Company or otherwise, including, without limitation, any of the Company’s class A ordinary shares issued pursuant to any share subscription agreements or otherwise to any of the Company’s class A ordinary shares (or other securities of the Company) other than the Lock-Up Shares. For the avoidance of any doubt, the parties hereto acknowledge and agree that, with respect to any Lock-up Shares that are not released from the restrictions set forth in Paragraph 1, the undersigned shall not (i) sell, transfer, pledge, assign, or otherwise dispose of such Lock-Up Shares; or (ii) receive or be entitled to receive any dividends, distributions, or other rights arising in respect of such Lock-Up Shares (other than rights that accrue and remain subject to release upon the expiration of the Lock-Up Period).”

q.	Section 2(b) of Exhibit D to the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Exercise Price. The exercise price per Ordinary Share under this Warrant shall be $3.10, subject to adjustment as provided herein (the “Exercise Price”).”

3.	Effect of Amendment. Upon execution and delivery of this Amendment by each of the parties hereto, this Amendment shall be effective as of the Effective Date. Except as expressly modified by this Amendment, the SPA remains in full force and effect in accordance with its express written terms. In the event of any conflict between the terms of this Amendment and the terms of the SPA, the terms of this Amendment shall supersede and prevail.

4.	Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

5.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Electronic transmission of a counterpart hereto shall constitute an original hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first set forth above.

SELLING SHAREHOLDERS:

Signature:	/s/ Fahim Hashim

Print Name:	Fahim Hashim

Signature:	/s/ Xinyang Wang

Print Name:	Xinyang Wang

Signature:	/s/ Ailiang Nie

Print Name:	Ailiang Nie

Signature:	/s/ Zheng James Chen

Print Name:	Zheng James Chen

Signature:

Print Name:	Yujun He

Signature:

Print Name:	JianBao Liang

Signature:

Print Name:	Xiaoyue Li

Signature:

Print Name:	Fanfu He

Signature:

Print Name:	Chow-Tong Investment Limited

BUYER:	TARGET:

PHETON HOLDINGS, LTD.	ITONIC CORPORATION

By:	By:	/s/ Fahim Hashim
Name:	Name:	Fahim Hashim
Title:	Title:	CEO

Signature Page to Amendment No. 1 to Stock Purchase Agreement

Exhibit B

Progress Schedule

[SIGNATURE PAGE TO AMENDMENT TO ASSET PURCHASE AGREEMENT]